Exhibit 99.1

For additional information contact:

John C. (Jay) Lent

Executive Vice President and

Chief Financial Officer

(904) 998-5501

Atlantic coast Financial CORPORATION rePORTS

THIRD CONSECUTIVE QUARTERLY PROFIT

JACKSONVILLE, Fla. (October 29, 2014) – Atlantic Coast Financial Corporation ("Atlantic Coast" or the "Company," NASDAQ: ACFC), the holding company for Atlantic Coast Bank (the "Bank"), today reported earnings per share of $0.03 for the third quarter ended September 30, 2014, maintaining a profitable trend that started in the first quarter of 2014 and continued in the second quarter of 2014.

Commenting on the third quarter and first nine months of 2014, John K. Stephens, Jr., President and Chief Executive Officer, said, "We are pleased to report continued momentum in our business, as reflected by our third consecutive quarterly increase in earnings per share, as well as sequential growth in quarterly net income over the past nine months. We have continued to implement new strategies and shape a new vision for Atlantic Coast, as the premier community bank in our market, in order to capitalize on growth opportunities and improving economic conditions. We also have strengthened our team leadership and have added necessary staff to virtually all areas of Atlantic Coast, bringing additional experience and capabilities to take full advantage of the opportunities before us. These steps have gained traction, as seen by our steadily increasing net interest margin and renewed loan growth, coupled with stable credit quality, all of which we believe will contribute to ongoing growth and profitability for the Company."

Significant highlights of the third quarter and first nine months of 2014 included:

•	Net income improved to $0.5 million or $0.03 per diluted share during the quarter ended September 30, 2014, from a net loss of $0.9 million or $0.38 per diluted share for the year-earlier quarter.

•	Net income improved to $0.9 million or $0.06 per diluted share for the nine months ended September 30, 2014, versus a net loss of $4.5 million or $1.81 per diluted share for the same period in 2013. Excluding costs associated with a proposed merger that stockholders rejected in June 2013, the adjusted net loss was $3.2 million or $1.29 per diluted share during the nine months ended September 30, 2013 (adjusted net loss and adjusted loss per diluted share are non-GAAP financial measures; see reconciliation of GAAP to non-GAAP financial measures at page 6 in this release).

•	Total loans (including portfolio loans, held-for-sale loans, and warehouse loans) increased to $457.7 million at September 30, 2014, from $432.6 million at June 30, 2014 and $394.1 million at December 31, 2013, primarily due to an equal mix of organic growth and loan purchases, partially offset by principal amortization and increased prepayments of one- to four-family residential mortgages and home equity loans.

•	Nonperforming assets decreased 63% to $9.4 million or 1.31% of total assets at September 30, 2014, from $25.1 million or 3.51% of total assets at September 30, 2013, and were essentially flat compared with $9.4 million or 1.33% of total assets at June 30, 2014.

•	Total assets declined to $713.9 million at September 30, 2014, compared with $733.6 million at December 31, 2013, primarily due to a planned reduction in higher cost certificates of deposit. Wholesale borrowings also were slightly lower at the end of the third quarter of 2014.

•	The Company's ratios of Tier 1 (core) capital to adjusted total assets and total risk-based capital to risk-weighted assets were 10.17% and 17.83%, respectively, and each ratio continued to exceed the levels – 9% and 13%, respectively – required by the Bank's Consent Order (the "Order") entered into with the Office of the Comptroller of the Currency (the "OCC") effective August 10, 2012.

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ACFC Reports Third Quarter Results

October 29, 2014

Jay Lent, Executive Vice President and Chief Financial Officer, added, "With the Company's improving financial performance and ongoing profitability, we continue to evaluate the allowance against our deferred tax asset, and we are increasingly confident that at some point during the next 12 months a portion of the allowance can be reversed. This, of course, will be dependent upon continued profitability. Currently, our deferred tax asset of $17.3 million is fully reserved by a valuation allowance of an equal amount, and if and when all necessary accounting conditions are met, we expect the elimination of some or all of the valuation allowance would take the form of a tax-effected credit to income tax expense."

Bank Regulatory Capital	At
Key Capital Measures	Sept. 30, 2014	June 30, 2014	March 31, 2014	Dec. 31, 2013	Sept. 30, 2013
Tier 1 (core) capital ratio (to adjusted total assets)	10.17%	10.17%	10.13%	9.73%	4.88%
Total risk-based capital ratio (to risk-weighted assets)	17.83%	18.75%	19.74%	20.47%	10.30%
Tier 1 (core) risk-based capital ratio (to risk-weighted assets)	16.58%	17.49%	18.49%	19.22%	9.04%

The decrease in total risk-based capital to risk-weighted assets and Tier 1 (core) capital to risk-weighted assets as of September 30, 2014, compared with those at June 30, 2014, was primarily due to an increase in risk-weighted assets as the Bank continued to shift its asset base to higher interest-earning loans with higher risk weighting. The decrease also was due to a decrease in the fair value of investment securities, which had a negative impact on equity and, therefore, on capital ratios through accumulated other comprehensive income. The decrease in total risk-based capital to risk-weighted assets and Tier 1 (core) capital to risk-weighted assets as of September 30, 2014, compared with those at December 31, 2013, was primarily due to an increase in risk-weighted assets. The shift in asset base was partially offset by a year-to-date increase in the fair value of investment securities, the latter of which had a positive impact on equity and, therefore, on capital ratios through accumulated other comprehensive income.

Effective August 10, 2012, the Bank's Board of Directors agreed to the issuance of the Order. Among other things, the Order called for the Bank to achieve and maintain a Tier 1 (core) capital ratio of 9% of adjusted total assets and a total risk-based capital ratio of 13% of risk-weighted assets by December 31, 2012. The Bank was in compliance with the capital levels required by the Order as of September 30, 2014.

Credit Quality	At
	Sept. 30, 2014	June 30, 2014	March 31, 2014	Dec. 31, 2013	Sept. 30, 2013
	(Dollars in millions)
Nonperforming loans	$4.1	$4.0	$3.4	$3.4	$13.6
Nonperforming loans to total portfolio loans	0.95%	0.98%	0.85%	0.89%	3.49%
Other real estate owned	$5.3	$5.4	$5.5	$5.2	$11.5
Nonperforming assets	$9.4	$9.4	$8.9	$8.6	$25.1
Nonperforming assets to total assets	1.31%	1.33%	1.26%	1.17%	3.51%
Troubled debt restructurings performing for less than 12 months under terms of modification	$25.5	$25.3	$22.3	$21.8	$22.3
Total nonperforming assets and troubled debt restructurings performing for less than 12 months under terms of modification	$34.9	$34.7	$31.2	$30.4	$47.4
Troubled debt restructurings performing for more than 12 months under terms of modification	$12.3	$11.3	$12.3	$12.3	$12.3

Overall, the Company has continued to see improving credit quality during the past 12 months as the pace of loans being reclassified to nonperforming has slowed, particularly in categories such as one- to four-family residential and home equity loans. Nonperforming assets were relatively flat at September 30, 2014, compared with the prior quarter, as increases in nonperforming loans during the third quarter of 2014 were offset by the disposition of nonperforming loans throughout the same period. The amount of troubled debt restructurings increased in the third quarter of 2014, primarily due to an increase in one- to four-family residential loans being modified. The decrease in nonperforming assets at September 30, 2014, compared with the year-earlier period, reflected a fourth quarter 2013 bulk transaction to dispose of nonperforming assets.

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ACFC Reports Third Quarter Results

October 29, 2014

Provision / Allowance for Loan Losses	At and for the Three Months Ended			At and for the Nine Months Ended
	Sept. 30, 2014	June 30, 2014	Sept. 30, 2013	Sept. 30, 2014	Sept. 30, 2013
	(Dollars in millions)
Provision for portfolio loan losses	$0.3	$0.3	$1.3	$1.1	$3.7
Allowance for portfolio loan losses	$7.2	$7.0	$9.5	$7.2	$9.5
Allowance for portfolio loan losses to total portfolio loans	1.68%	1.69%	2.44%	1.68%	2.44%
Allowance for portfolio loan losses to nonperforming loans	177.49%	173.20%	70.00%	177.49%	70.00%
Net charge-offs	$0.0	$0.3	$1.8	$0.8	$5.1
Net charge-offs to average outstanding portfolio loans	0.00%	0.31%	1.87%	0. 25%	1.69%

The decline in the provision for portfolio loan losses in the third quarter and first nine months of 2014 compared with the third quarter and first nine months of 2013 reflected reduced nonperforming loans and a decline in early-stage delinquencies of one- to four-family residential and home equity loans. The decline in the allowance for portfolio loan losses at September 30, 2014, compared with the allowance for portfolio loan losses at September 30, 2013, reflected a fourth quarter 2013 bulk transaction to dispose of nonperforming assets. Management believes the allowance for portfolio loan losses as of September 30, 2014, is sufficient to absorb losses in portfolio loans as of the end of the third quarter. The decline in net charge-offs for the third quarter and first nine months of 2014 compared with the third quarter and first nine months of 2013 reflected a decrease in charge-offs in most of the Company's loan categories, with the most significant decrease in the third quarter of 2014 and the first nine months of 2014 attributable to one-to-four family residential loans, home equity loans, commercial real estate loans, and consumer loans.

Net Interest Income	Three Months Ended			Nine Months Ended
	Sept. 30, 2014	June 30, 2014	Sept. 30, 2013	Sept. 30, 2014	Sept. 30, 2013
	(Dollars in millions)
Net interest income	$4.5	$4.3	$3.8	$13.0	$12.3
Net interest margin	2.69%	2.59%	2.22%	2.57%	2.33%
Yield on investment securities	1.93%	1.98%	1.54%	2.00%	1.43%
Yield on loans	5.44%	5.53%	5.88%	5.59%	5.83%
Total cost of funds	1.64%	1.64%	1.84%	1.67%	1.83%
Average cost of deposits	0.54%	0.55%	0.67%	0.56%	0.69%
Rates paid on borrowed funds	4.15%	4.43%	4.67%	4.35%	4.61%

The increase in net interest margin during the third quarter and first nine months of 2014 compared with the third quarter and first nine months of 2013 was primarily due to the Company redeploying excess liquidity to grow its portfolio loans, held-for-sale loans, and warehouse loans, coupled with an increase in noninterest-bearing deposits, and the maturity of high-cost repurchase agreements. Throughout 2013, prior to completing a capital raise in December 2013, the Company attempted to preserve capital, a plan that included limiting its investments in portfolio loans. The increase in net interest margin during 2014 primarily reflects an increase in interest-earning assets outstanding.

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ACFC Reports Third Quarter Results

October 29, 2014

Noninterest Income / Noninterest Expense	Three Months Ended			Nine Months Ended
	Sept. 30, 2014	June 30, 2014	Sept. 30, 2013	Sept. 30, 2014	Sept. 30, 2013
	(Dollars in millions)
Noninterest income	$1.8	$1.6	$1.6	$4.9	$5.0
Noninterest expense	$5.5	$5.3	$5.0	$15.7	$18.1
Adjusted noninterest expense*	$5.5	$5.3	$5.0	$15.7	$16.8
Efficiency ratio	86.17%	89.51%	93.37%	87.68%	104.51%
Adjusted efficiency ratio*	86.17%	89.51%	93.37%	87.68%	97.05%

_________________________

* This is a non-GAAP measure, see reconciliation of GAAP to non-GAAP financial measures at page 6 in this release.

The decrease in noninterest income during the first nine months of 2014 compared with the first nine months of 2013 primarily reflected lower gains on loans held-for-sale and a decrease in service charges and fees. The increase in noninterest expense sequentially during the most recent two quarters of 2014 reflects the addition of approximately 35 employees in various areas of the Company, including branch operations and lending, to enhance customer service and promote loan and deposit growth. The Company believes it is now adequately staffed for its current business needs and anticipates little, if any, further additions to its current employee headcount. The decrease in adjusted noninterest expense for the first nine months of 2014 compared with the first nine months of 2013 primarily reflected a decrease in collection expenses, insurance costs, and taxes, partially offset by an increase in compensation and benefits. Because of the Company's strengthened capital position, the Company expects to further reduce its risk-related operating expenses, including, but not limited to, OCC assessments, FDIC insurance costs, accounting costs, foreclosed asset and collection expenses, and D&O insurance costs as the Bank enters 2015.

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ACFC Reports Third Quarter Results

October 29, 2014

About the Company

Atlantic Coast Financial Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings bank. It is a community-oriented financial institution serving northeastern Florida and southeastern Georgia markets. Investors may obtain additional information about Atlantic Coast Financial Corporation on the Internet at www.AtlanticCoastBank.net, under Investor Information.

Forward-looking Statements

Statements in this press release that are not historical facts are forward-looking statements that reflect management's current expectations, assumptions and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally are identifiable by the use of forward-looking terminology such as "believe," "expects," "may," " will," "should," "plan," "intend," "on condition," "target," "estimates," "preliminary," or "anticipates" or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances or effects. Moreover, forward-looking statements in this release include, but are not limited to, those relating to: the ability to capitalize on growth opportunities and improving economic conditions; the ability to take full advantage of opportunities presented; the continued growth and profitability of the Bank; the ability to reverse the valuation allowance against the deferred tax asset; the allowance for portfolio loan losses being sufficient to absorb losses in respect of portfolio loans; expectations regarding being adequately staffed for current business needs; the ability to make further additions to current employee headcount as necessary; and the ability to reduce risk-related operating expenses The Company's consolidated financial results and the forward-looking statements could be affected by many factors, including but not limited to: general economic trends and changes in interest rates; increased competition; changes in demand for financial services; the state of the banking industry generally; uncertainties associated with newly developed or acquired operations; and market disruptions. Further information relating to factors that may impact the Company's results and forward-looking statements are disclosed in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date of this release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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ACFC Reports Third Quarter Results

October 29, 2014

ATLANTIC COAST FINANCIAL CORPORATION

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

To supplement our condensed consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), we provide additional measures of adjusted noninterest expense, adjusted net income (loss), adjusted income (loss) per diluted share, and adjusted efficiency ratio. The Company's management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. The Company's management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Atlantic Coast's business trends and performance. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows.

	Three Months Ended			Nine Months Ended
	Sept. 30, 2014	June 30, 2014	Sept. 30, 2013	Sept. 30, 2014	Sept. 30, 2013
Noninterest expense as reported	$5,458	$5,288	$5,026	$15,659	$18,130
Less merger-related costs	--	--	--	--	1,294
Adjusted noninterest expense	$5,458	$5,288	$5,026	$15,659	$16,836

Net income (loss) as reported	$453	$225	$(929)	$884	$(4,522)
Less merger-related costs	--	--	--	--	1,294
Adjusted net income (loss)	$453	$225	$(929)	$884	$(3,228)

Income (loss) per diluted share as reported	$0.03	$0.02	$(0.38)	$0.06	$(1.81)
Less merger-related costs	--	--	--	--	0.52
Adjusted income (loss) per diluted share	$0.03	$0.02	$(0.38)	$0.06	$(1.29)

Efficiency ratio as reported	86.17%	89.51%	93.37%	87.68%	104.51%
Less merger-related costs	--	--	--	--	7.46%
Adjusted efficiency ratio	86.17%	89.51%	93.37%	87.68%	97.05%

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ACFC Reports Third Quarter Results

October 29, 2014

ATLANTIC COAST FINANCIAL CORPORATION

Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30, 2014	June 30, 2014	Sept. 30, 2013	Sept. 30, 2014	Sept. 30, 2013
Interest and dividend income:
Loans, including fees	$6,160	$5,901	$6,287	$17,940	$19,960
Securities and interest-earning deposits in other financial institutions	957	1,030	728	3,033	1,976
Total interest and dividend income	7,117	6,931	7,015	20,973	21,936

Interest expense:
Deposits	601	629	825	1,892	2,574
Securities sold under agreements to repurchase	836	827	1,209	2,638	3,587
Federal Home Loan Bank advances	1,157	1,148	1,157	3,436	3,435
Total interest expense	2,594	2,604	3,191	7,966	9,596

Net interest income	4,523	4,327	3,824	13,007	12,340
Provision for portfolio loan losses	266	350	1,286	1,066	3,739
Net interest income after provision for portfolio loan losses	4,257	3,977	2,538	11,941	8,601

Noninterest income:
Service charges and fees	759	680	770	2,076	2,267
Gain on sale of loans held-for-sale	238	269	99	731	732
Gain on sale of securities available-for-sale	75	7	--	82	--
Bank owned life insurance earnings	118	119	91	327	288
Interchange fees	388	388	384	1,149	1,183
Other	233	118	215	487	537
Noninterest income	1,811	1,581	1,559	4,852	5,007

Noninterest expense:
Compensation and benefits	2,771	2,633	1,927	7,691	6,330
Occupancy and equipment	493	492	484	1,476	1,449
FDIC insurance premiums	232	358	388	974	1,270
Foreclosed assets, net	15	13	126	34	(63)
Data processing	378	365	350	1,036	1,126
Outside professional services	386	405	311	1,174	2,269
Collection expense and repossessed asset losses	130	130	417	424	2,005
Other	1,053	892	1,023	2,850	3,744
Noninterest expense	5,458	5,288	5,026	15,659	18,130

Income (loss) before income tax expense	610	270	(929)	1,134	(4,522)
Income tax expense	157	45	--	250	--
Net income (loss)	$453	$225	$(929)	$884	$(4,522)

Net income (loss) per basic and diluted share	$0.03	$0.02	$(0.38)	$0.06	$(1.81)

Basic and diluted weighted average shares outstanding	15,392	15,392	2,505	15,392	2,504

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ACFC Reports Third Quarter Results

October 29, 2014

ATLANTIC COAST FINANCIAL CORPORATION

Balance Sheets (Unaudited)

(Dollars in thousands)

	Sept. 30, 2014	Dec. 31, 2013	Sept. 30, 2013
ASSETS
Cash and due from financial institutions	$6,934	$2,889	$2,657
Short-term interest-earning deposits	17,977	111,305	79,927
Total cash and cash equivalents	24,911	114,194	82,584
Investment securities:
Securities available-for-sale	166,076	159,732	158,070
Securities held-to-maturity	18,334	19,266	19,498
Total investment securities	184,410	178,998	177,568
Portfolio loans, net of allowance of $7,247, $6,946 and $9,522, respectively	423,545	371,956	380,068
Other loans:
Held-for-sale	7,194	1,656	1,083
Warehouse	26,976	20,523	21,165
Total other loans	34,170	22,179	22,248

Federal Home Loan Bank stock, at cost	6,707	5,879	5,879
Land, premises and equipment, net	14,497	14,253	14,193
Bank owned life insurance	16,471	16,143	16,052
Other real estate owned	5,285	5,225	11,472
Accrued interest receivable	1,938	1,826	1,833
Other assets	2,006	2,980	2,217
Total assets	$713,940	$733,633	$714,114

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$42,175	$34,782	$39,107
Interest-bearing demand	66,744	68,954	69,222
Savings and money markets	170,571	172,552	170,946
Time	158,940	183,810	196,768
Total deposits	438,430	460,098	476,043
Securities sold under agreements to purchase	66,300	92,800	92,800
Federal Home Loan Bank advances	134,333	110,000	110,000
Accrued expenses and other liabilities	4,392	5,210	5,396
Total liabilities	643,455	668,108	684,239

Common stock, additional paid-in capital, retained deficit, and other equity	73,890	73,084	35,089
Accumulated other comprehensive income (loss)	(3,405)	(7,559)	(5,214)
Total stockholders' equity	70,485	65,525	29,875
Total liabilities and stockholders' equity	$713,940	$733,633	$714,114

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ACFC Reports Third Quarter Results

October 29, 2014

ATLANTIC COAST FINANCIAL CORPORATION

Selected Consolidated Financial Ratios and Other Data (Unaudited)

(Dollars in thousands)

	At and for the Three Months Ended Sept. 30,		At and for the Nine Months Ended Sept. 30,
	2014	2013	2014	2013
Interest rate
Net interest spread	2.48%	2.12%	2.37%	2.20%
Net interest margin	2.69%	2.22%	2.57%	2.33%

Average balances
Portfolio loans receivable, net	$423,660	$383,439	$401,661	$402,099
Total interest-earning assets	671,560	689,509	674,318	705,141
Total assets	709,539	728,576	712,055	742,989
Deposits	442,226	489,914	451,585	499,802
Total interest-bearing liabilities	591,818	651,624	596,769	659,176
Total liabilities	638,450	698,518	642,457	707,734
Stockholders' equity	71,089	30,058	69,598	35,255

Performance ratios (annualized)
Return on average total assets	0.26%	-0.51%	0.17%	-0.81%
Return on average stockholders' equity	2.55%	-12.36%	1.69%	-17.10%
Ratio of operating expenses to average total assets	3.08%	2.76%	2.93%	3.25%
Efficiency ratio*	86.17%	93.37%	87.68%	104.51%

Credit and liquidity ratios
Nonperforming loans	$4,083	$13,603	$4,083	$13,603
Foreclosed assets	5,285	11,472	5,285	11,472
Impaired loans	25,279	26,190	25,279	26,190
Nonperforming assets to total assets	1.31%	3.51%	1.31%	3.51%
Nonperforming loans to total portfolio loans	0.95%	3.49%	0.95%	3.49%
Allowance for loan losses to nonperforming loans	177.49%	70.00%	177.49%	70.00%
Allowance for loan losses to total portfolio loans	1.68%	2.44%	1.68%	2.44%
Net charge-offs to average outstanding portfolio loans (annualized)	0.00%	1.87%	0.25%	1.65%
Ratio of gross portfolio loans to total deposits	98.26%	81.84%	98.26%	81.84%

Capital ratios
Tangible stockholders' equity to tangible assets**	9.87%	4.18%	9.87%	4.18%
Average stockholders' equity to average total assets	10.02%	4.13%	9.77%	4.75%

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* The efficiency ratio is a measure of the Bank’s overhead as a percentage of revenue.

** Non-GAAP financial measure. Because the Company does not currently have any intangible assets, tangible stockholders’ equity is equal to stockholders’ equity and tangible assets is equal to assets. Accordingly, no reconciliation is required for either measure.

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